Joint News Release

   Public Storage Properties XVIII, Inc.
   Public Storage, Inc.
   701 Western Avenue
   P.O. Box 25050
   Glendale, CA  91221-5050


                                 For Release:    Immediately
                                 Date:           April 9, 1997
                                 Contact:        Mr. Harvey Lenkin
                                                 (818) 244-8080
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   GLENDALE, California--Public Storage Properties XVIII, Inc. (AMEX:PSW) and Public Storage, Inc. announced today that the corporations agreed, subject to certain conditions, to merge. In the merger, PSW would be merged with and into PSA, and each outstanding share of PSW's Common Stock Series A would be converted, at the election of the shareholders of PSW, into either shares of PSA Common Stock or, with respect to up to 20% of the PSW Common Stock, $20.38 in cash. This dollar amount has been based on PSW's estimated net asset value (the appraised value of PSW's real estate assets as of March 17, 1997 and the estimated book value of PSW's other net assets as of June 30, 1997). The number of shares of PSA Common Stock will be based on dividing this same dollar amount by the average of the per-share closing prices on the New York Stock Exchange for a specified period prior to PSW's shareholders' meeting. The number of shares of PSA's Common Stock issued in the merger and the amount receivable upon a cash election will be reduced by the amount of cash distributions required to be paid to PSW's shareholders by PSW prior to completion of the merger in order to satisfy PSW's REIT distribution requirements. Additional distributions would be made to shareholders of PSW to cause PSW's estimated net asset value as of the effective date of the merger to be substantially equivalent to $20.38 per share. The merger is conditioned on, among other requirements, approval by PSA's board of directors, receipt of a satisfactory fairness opinion by PSW and approval by the shareholders of PSW. It is expected that any merger would close during the second half of 1997.

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